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                                                      Exhibit 12.1



           United Air Lines, Inc. and Subsidiary Companies

          Computation of Ratio of Earnings to Fixed Charges



                                     Year Ended December 31
                              1997    1996    1995    1994    1993
                              ----    ----    ----    ----    ----
Earnings:                            (In Millions)
 Earnings (loss)
  before income taxes
  and extraordinary items   $1,488  $  970  $  608  $  153  $  (26)
 Undistributed earnings
  of affiliate                 (16)    (49)    (38)    (19)      -
 Fixed charges, from below   1,009   1,113   1,200   1,046   1,077
 Interest capitalized         (104)    (77)    (42)    (41)    (51)
                             -----   -----   -----   -----   -----
 Earnings                   $2,377  $1,957  $1,728  $1,139  $1,000
                             =====   =====   =====   =====   =====

Fixed charges:

 Interest expense           $  290  $  290  $  359  $  362  $  347
 Interest expense on
  affiliate's guaranteed debt    -       -       -       -       5
 Portion of rental expense
  representative of the
  interest factor              719     823     841     684     725
                             -----   -----   -----   -----   -----
 Fixed charges              $1,009  $1,113  $1,200  $1,046  $1,077
                             =====   =====   =====   =====   =====

Ratio of earnings to
 fixed charges                2.36    1.76    1.44    1.09     (a)
                             =====   =====   =====   =====   =====

_____________
(a) Earnings were inadequate to cover fixed charges by $77 million in 1993.

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